Filed Pursuant to Rule 424(b)(2)
Registration No. 333-171806

1,744,834 Units	Pricing Date	August 11, 2011
Capped Leveraged Index Return Notes®	Settlement Date	August 18, 2011
Linked to the S&P 500® Index,	Maturity Date	August 30, 2013
due August 30, 2013	CUSIP No.	78009M694
$10 principal amount per unit
Term Sheet No. 34

Royal Bank of Canada

Capped Leveraged Index Return Notes®
▪    The LIRNs have a maturity of approximately two years

▪    The LIRNs provide 2-to-1 upside exposure to increases in the level of the S&P 500® Index (the “Index”), subject to a cap of 21.30%

▪    1-to-1 downside exposure to decreases in the level of the Index below the Threshold Value, with up to 90% of the principal at risk

▪    Payment of the Redemption Amount at maturity is subject to the credit risk of Royal Bank of Canada

▪    No periodic interest payments

▪    No listing on any securities exchange

▪    LIRNs are unsecured debt securities and are not savings accounts or insured deposits of a bank.  LIRNs are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation, or any other governmental agency of Canada or the United States

The LIRNs are being offered by Royal Bank of Canada (“RBC”).  The LIRNs will have the terms specified in this term sheet as supplemented by the documents indicated below under “Additional Terms” (together, the “Note Prospectus”). Investing in the LIRNs involves a number of risks. There are important differences between the LIRNs and a conventional debt security, including different investment risks. See “Risk Factors” on page TS-5 of this term sheet and beginning on page S-9 of product supplement LIRN-3. LIRNs:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Result in a Loss

In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is acting in its capacity as principal for your account.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)	$10.00	$17,448,340.00
Underwriting discount (1)	$ 0.20	$ 348,966.80
Proceeds, before expenses, to Royal Bank of Canada	$ 9.80	$17,099,373.20

(1)	The public offering price and underwriting discount for any purchase of 500,000 units or more in a single transaction by an individual investor will be $9.95 per unit and $0.15 per unit, respectively.

Merrill Lynch & Co. August 11, 2011

Capped Leveraged Index Return Notes®
Linked to the S&P 500® Index, due August 30, 2013

Summary

The Capped Leveraged Index Return Notes® Linked to the S&P 500® Index, due August 30, 2013 (the “LIRNs”) are our senior unsecured debt securities.  The LIRNs are not guaranteed or insured by the Canada Deposit Insurance Corporation or the U.S. Federal Deposit Insurance Corporation or secured by collateral.  The LIRNs will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the LIRNs will be subject to the credit risk of RBC.

The LIRNs provide a leveraged return for investors, subject to a cap, if the level of the S&P 500® Index (the “Index”) increases moderately from the Starting Value of the Index to the Ending Value of the Index. You must be willing to forgo interest payments on the LIRNs and be willing to accept a return that is capped or a repayment that is less, and potentially significantly less, than the Original Offering Price of the LIRNs.  You are exposed to downside risk of decreases of up to 90% in the Index level.

Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement LIRN-3.  Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to RBC.

Terms of the LIRNs		Redemption Amount Determination

Issuer:	Royal Bank of Canada (“RBC”)

On the maturity date, you will receive a cash payment per unit (the “Redemption Amount”) calculated as follows:

In this case, you will receive a payment
that is less, and possibly significantly
less, than the Original Offering Price per
unit.

Original Offering Price:	$10 per unit
Term:	Approximately two years
Market Measure:	S&P 500® Index (Bloomberg symbol: “SPX”)
Starting Value:	1,172.64
Ending Value:
The average of the closing levels of the Market Measure on each scheduled calculation day during the Maturity Valuation Period.  If it is determined that a scheduled calculation day is not a Market Measure Business Day, or if a Market Disruption Event occurs on a scheduled calculation day, the Ending Value will be determined as more fully described beginning on page S-23 of product supplement LIRN-3.

Threshold Value:	1,055.38, which is 90% of the Starting Value, rounded to two decimal places.
Capped Value:	$12.13 per unit of the LIRNs, which represents a return of 21.30% over the Original Offering Price.
Participation Rate:	200%
Maturity Valuation Period:	August 21, 2013, August 22, 2013, August 23, 2013, August 26, 2013, and August 27, 2013
Calculation Agent:	MLPF&S
Tax Treatment:
By purchasing a LIRN, you agree with us, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your LIRN for U.S. federal income tax purposes as a pre-paid derivative contract with respect to the Index, as described in more detail in the section entitled “Certain U.S. Federal Income Taxation Considerations” on page TS-10 below.

For a discussion of certain Canadian federal income tax consequences, please see the section entitled “Certain Canadian Federal Income Taxation Considerations” on page TS-10 below.
Fees Charged:
The public offering price of the LIRNs includes the underwriting discount of $0.20 per unit listed on the cover page and an additional amount of $0.075 per unit earned by MLPF&S as more fully described on page TS-6 below.

Capped Leverage Index Return Notes®

Capped Leveraged Index Return Notes®
Linked to the S&P 500® Index, due August 30, 2013

Hypothetical Payout Profile

The below graph is based on hypothetical numbers and values.

This graph reflects the returns on the LIRNs, based on the Participation Rate of 200% and the Capped Value of $12.13 (a 21.30% return).  The green line reflects the returns on the LIRNs, while the dotted gray line reflects the returns of a direct investment in the stocks included in the Index, excluding dividends.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Ending Value and the term of your investment.

Hypothetical Redemption Amounts

The below table and examples are for purposes of illustration only. They are based on hypothetical values and show a hypothetical return on the LIRNs.  The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Threshold Value, Ending Value and the term of your investment.

The following table illustrates, for a Starting Value of 100 and a range of Ending Values:

▪	the percentage change from the Starting Value to the Ending Value;

▪	the Redemption Amount per unit of the LIRNs; and

▪	the total rate of return to holders of the LIRNs.

The Index is a price return index.  Accordingly, the Ending Value will not include any income generated by dividends paid on the stocks included in the Index, which you would otherwise be entitled to receive if you invested in those stocks directly.

The table and examples are based on the Participation Rate of 200% and the Capped Value of $12.13.

Ending Value		Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit		Total Rate of Return on the LIRNs
50.00		-50.00%	6.00		-40.00%
60.00		-40.00%	7.00		-30.00%
70.00		-30.00%	8.00		-20.00%
80.00		-20.00%	9.00		-10.00%
90.00	(1)	-10.00%	10.00		0.00%
96.00		-4.00%	10.00		0.00%
98.00		-2.00%	10.00		0.00%
100.00	(2)	0.00%	10.00		0.00%
102.00		2.00%	10.40		4.00%
104.00		4.00%	10.80		8.00%
106.00		6.00%	11.20		12.00%
108.00		8.00%	11.60		16.00%
110.00		10.00%	12.00		20.00%
120.00		20.00%	12.13	(3)	21.30%
130.00		30.00%	12.13		21.30%
140.00		40.00%	12.13		21.30%
150.00		50.00%	12.13		21.30%

(1)	This is the hypothetical Threshold Value.

(2)
The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only, and is not the actual Starting Value of the Index, which is 1,172.64. For additional recent actual levels of the Index, see “The Index” section below, beginning on page TS-7.

(3)	The Redemption Amount cannot exceed the Capped Value of $12.13.

Capped Leverage Index Return Notes®

Capped Leveraged Index Return Notes®
Linked to the S&P 500® Index, due August 30, 2013

Example 1 — The Ending Value is 70% of the Starting Value:

Starting Value:	100
Ending Value:	70
Threshold Value:	90

Redemption Amount (per unit) = $8.00

Example 2 — The Ending Value is 95% of the Starting Value:

Starting Value:	100
Ending Value:	95
Threshold Value:	90

Redemption Amount (per unit) = $10.00 (If the Ending Value is less than or equal to the Starting Value but is greater than or equal to the Threshold Value, the Redemption Amount will equal the Original Offering Price.)

Example 3—The Ending Value is 104% of the Starting Value:

Starting Value:	100
Ending Value:	104

Redemption Amount (per unit) = $10.80

Example 4—The Ending Value is 150% of the Starting Value:

Starting Value:	100
Ending Value:	150

Redemption Amount (per unit) = $12.13 (The Redemption Amount cannot be greater than the Capped Value.)

Capped Leverage Index Return Notes®

Capped Leveraged Index Return Notes®
Linked to the S&P 500® Index, due August 30, 2013

Risk Factors

There are important differences between the LIRNs and a conventional debt security. An investment in the LIRNs involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the LIRNs in the “Risk Factors” sections beginning on page S-9 of product supplement LIRN-3 and page 1 of the MTN prospectus supplement identified below under “Additional Terms.”  We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the LIRNs.

▪	Your investment may result in a loss; there is no guaranteed return of principal.

▪	Your yield may be less than the yield on a conventional debt security of comparable maturity.

▪	Your investment return, if any, is limited to the return represented by the Capped Value.

▪	Your investment return, if any, may be less than a comparable investment directly in the stocks included in the Index.

▪
Investors are subject to our credit risk, and market perceptions about our creditworthiness may adversely affect the market value of the LIRNs. Any decrease in the market’s view on or confidence in our creditworthiness is likely to adversely affect the market value of the LIRNs.

▪	You must rely on your own evaluation of the merits of an investment linked to the Index.

▪
The costs of developing, hedging, and distributing the LIRNs described on page TS-6 are reflected in the public offering price, and will not be reflected in secondary market prices.  As a result, the price at which you may sell the LIRNs in any secondary market may be significantly lower than the public offering price.

▪	A trading market is not expected to develop for the LIRNs. We, MLPF&S, and our respective affiliates are not obligated to make a market for, or to repurchase, the LIRNs.

▪	The Redemption Amount will not be affected by all developments relating to the Index.

▪	Standard & Poor’s Financial Services LLC (“S&P”) may adjust the Index in a way that affects its level, and S&P has no obligation to consider your interests.

▪
You will have no rights of a holder of the securities represented by the Index, and you will not be entitled to receive any of those securities or dividends or other distributions of the issuers of those securities.

▪
While we, MLPF&S, or our respective affiliates may from time to time own shares of companies included in the Index, except to the extent that the common stock of Bank of America Corporation (the parent corporation of MLPF&S) is included in the Index, we, MLPF&S, or our respective affiliates do not control any company included in the Index, and are not responsible for any disclosure made by any other company.

▪
If you attempt to sell the LIRNs prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the Original Offering Price.

▪	Purchases and sales by us, MLPF&S, and our respective affiliates of shares of companies included in the Index may affect your return.

▪	Our trading and hedging activities, and those of MLPF&S, may create conflicts of interest with you.

▪	Our hedging activities, and those of MLPF&S, may affect your return on the LIRNs and their market value.

▪	Our business activities and those of MLPF&S relating to the companies represented by the Index may create conflicts of interest with you.

▪
The calculation agent will have the authority to make determinations that could affect the value of your LIRNs.  We have the right to appoint and, under some circumstances, remove the calculation agent.

▪
The U.S. federal income tax consequences of the LIRNs are uncertain, and may be adverse to a holder of the LIRNs.  See “Certain U.S. Federal Income Taxation Considerations” on page TS-10 below and “U.S. Federal Income Tax Summary” beginning on page S-32 of product supplement LIRN-3.

Investor Considerations

You may wish to consider an investment in the LIRNs if:	The LIRNs may not be an appropriate investment for you if:

▪      You anticipate that the level of the Index will increase moderately from the Starting Value to the Ending Value.

▪      You accept that your investment will result in a loss, which could be significant, if the level of the Index decreases from the Starting Value to an Ending Value that is less than the Threshold Value.

▪      You accept that the return on the LIRNs will not exceed the return represented by the Capped Value.

▪      You are willing to forgo interest payments on the LIRNs, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

▪      You seek exposure to the Index with no expectation of dividends or other benefits of owning the stocks included in the Index.

▪      You are willing to accept that a trading market is not expected to develop for the LIRNs. You understand that secondary market prices for the LIRNs, if any, will be affected by various factors, including our actual and perceived creditworthiness.

▪      You are willing to make an investment, the payments on which depend on our creditworthiness, as the issuer of the LIRNs.

▪      You anticipate that the level of the Index will decrease from the Starting Value to the Ending Value or that the level of the Index will not increase sufficiently over the term of the LIRNs to provide you with your desired return.

▪      You anticipate that the level of the Index will increase substantially from the Starting Value to the Ending Value such that the Capped Value of the LIRNs will limit the return that you could have achieved by investing in an uncapped product linked to the Index.

▪      You seek 100% principal protection or preservation of capital.

▪      You seek a return on your investment that will not be capped at the return represented by the Capped Value.

▪      You seek interest payments or other current income on your investment.

▪      You want to receive dividends or other distributions paid on the stocks included in the Index.

▪      You seek assurances that there will be a liquid market if and when you want to sell the LIRNs prior to maturity.

▪      You are unwilling or are unable to assume the credit risk associated with us, as the issuer of the LIRNs.

Capped Leverage Index Return Notes®

Capped Leveraged Index Return Notes®
Linked to the S&P 500® Index, due August 30, 2013

Supplement to the Plan of Distribution and Role of MLPF&S

We will deliver the LIRNs against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the LIRNs more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The LIRNs will not be listed on any securities exchange. In the original offering of the LIRNs, the LIRNs will be sold in minimum investment amounts of 100 units.

MLPF&S will participate as selling agent in the distribution of the LIRNs. Under our distribution agreement with MLPF&S, MLPF&S will purchase the LIRNs from us on the issue date as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.  The public offering price includes, in addition to the underwriting discount, an amount equal to approximately $0.075 per unit, which does not require any additional cash payment by investors beyond the public offering price on the settlement date to purchase the LIRNs from MLPF&S.  This amount reflects an estimated profit earned by MLPF&S from transactions through which the LIRNs are structured and our resulting obligations are hedged.  The fees charged reduce the economic terms of the LIRNs.  Actual profits or losses from these hedging transactions may be more or less than this amount. In entering into the hedging arrangements for the LIRNs, we may enter into hedging transactions with a division of MLPF&S or one of its subsidiaries or affiliates.  As a result of these amounts, the price at which you may sell the LIRNs in any secondary market may be significantly lower than the public offering price.  For further information regarding these amounts, our trading and hedging activities and conflicts of interest, see “Risk Factors—General Risks Relating to LIRNs” beginning on page S-9 and “Use of Proceeds and Hedging” on page S-18 in product supplement LIRN-3.

If you place an order to purchase the LIRNs, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S may repurchase and resell the LIRNs, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices.  MLPF&S may act as principal or agent in these market-making transactions; however, it is not obligated to engage in such transactions.  The distribution of the Note Prospectus in connection with such offers or sales will be solely for the purpose of providing investors with the description of the terms of the LIRNs that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding RBC or for any purpose other than that described in the immediately preceding sentence.

Capped Leverage Index Return Notes®

Capped Leveraged Index Return Notes®
Linked to the S&P 500® Index, due August 30, 2013

The Index

All disclosures contained in this term sheet regarding the Index, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, S&P. S&P, which owns the copyright and all other rights to the Index, has no obligation to continue to publish, and may discontinue publication of, the Index. The consequences of S&P discontinuing publication of the Index are discussed in the section entitled “Description of LIRNs—Discontinuance of a Market Measure” beginning on page S-26 of product supplement LIRN-3. None of us, the calculation agent, or MLPF&S accepts any responsibility for the calculation, maintenance, or publication of the Index or any successor index.

“Standard & Poor’s®”, “Standard & Poor’s 500TM”, “S&P 500®”, and “S&P®” are trademarks of S&P and have been licensed for use in this offering by MLPF&S and sublicensed by RBC for the purposes of this offering. The LIRNs are not sponsored, endorsed, sold, or promoted by S&P, and S&P makes no representation regarding the advisability of investing in the LIRNs.

The Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of August 11, 2011, 403 companies included in the Index traded on the New York Stock Exchange, and 97 companies included in the Index traded on The NASDAQ Stock Market. On August 11, 2011, the average market capitalization of the companies included in the Index was $21.41 billion. As of that date, the largest component of the Index had a market capitalization of $352.61 billion, and the smallest component of the Index had a market capitalization of $1.00 billion.

S&P chooses companies for inclusion in the Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its Stock Guide Database of over 10,000 companies, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock generally is responsive to changes in the affairs of the respective industry, and the market value and trading activity of the common stock of that company. Ten main groups of companies constitute the Index, with the approximate percentage of the market capitalization of the Index included in each group as of August 11, 2011 indicated in parentheses: Consumer Discretionary (10.55%); Consumer Staples (11.19%); Energy (12.52%); Financials (14.30%); Health Care (11.58%); Industrials (10.42%); Information Technology (19.14%); Materials (3.58%); Telecommunication Services (3.10%); and Utilities (3.60%). S&P from time to time, in its sole discretion, may add companies to, or delete companies from, the Index to achieve the objectives stated above.

S&P calculates the Index by reference to the prices of the constituent stocks of the Index without taking account of the value of dividends paid on those stocks. As a result, the return on the LIRNs will not reflect the return you would realize if you actually owned the Index constituent stocks and received the dividends paid on those stocks.

Computation of the Index

While S&P currently employs the following methodology to calculate the Index, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the payment on the LIRNs.

Historically, the market value of any component stock of the Index was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, S&P began shifting the Index halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the Index to full float adjustment on September 16, 2005. S&P’s criteria for selecting stocks for the Index did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the Index.

Under float adjustment, the share counts used in calculating the Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

·	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

·	holdings by government entities, including all levels of government in the U.S. or foreign countries; and

·
holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group are excluded from the float-adjusted count of shares to be used in the index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a U.S. company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float-adjusted index is then calculated by multiplying, for each stock in the Index, the IWF, the price, and total number of shares outstanding, adding together the resulting amounts, and then dividing that sum by the index divisor. For companies with multiple classes of stock, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

Capped Leverage Index Return Notes®

Capped Leveraged Index Return Notes®
Linked to the S&P 500® Index, due August 30, 2013

The Index is calculated using a base-weighted aggregate methodology. The level of the Index reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to work with and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941-43 = 10. In practice, the daily calculation of the Index is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the Index, it serves as a link to the original base period level of the Index. The index divisor keeps the Index comparable over time and is the manipulation point for all adjustments to the Index, which is index maintenance.

Index Maintenance

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the Index, and do not require index divisor adjustments.

To prevent the level of the Index from changing due to corporate actions, corporate actions which affect the total market value of the Index require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the Index remains constant and does not reflect the corporate actions of individual companies in the Index. Index divisor adjustments are made after the close of trading and after the calculation of the Index closing level.

Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. All other changes of 5.00% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at the market offerings, or other recapitalizations) are made weekly and are announced on Wednesdays for implementation after the close of trading on the following Wednesday. Changes of less than 5.00% due to a company’s acquisition of another company in the Index are made as soon as reasonably possible. All other changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.

Changes in IWFs of more than ten percentage points caused by corporate actions (such as merger and acquisition activity, restructurings, or spinoffs) will be made as soon as reasonably possible. Other changes in IWFs will be made annually when IWFs are reviewed.

Capped Leverage Index Return Notes®

Capped Leveraged Index Return Notes®
Linked to the S&P 500® Index, due August 30, 2013

The following graph sets forth the monthly historical performance of the Index in the period from January 2006 through July 2011. This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the LIRNs may be. Any historical upward or downward trend in the level of the Index during any period set forth below is not an indication that the level of the Index is more or less likely to increase or decrease at any time over the term of the LIRNs. On the pricing date, the closing level of the Index was 1,172.64.

Before investing in the LIRNs, you should consult publicly available sources for the levels and trading pattern of the Index. The generally unsettled international environment and related uncertainties, including the risk of terrorism, may result in the Index and financial markets generally exhibiting greater volatility than in earlier periods.

License Agreement

S&P and MLPF&S have entered into a non-exclusive license agreement providing for the license to MLPF&S, in exchange for a fee, of the right to use the Index in connection with this offering. The license agreement provides that the following language must be stated in this term sheet:

“The LIRNs are not sponsored, endorsed, sold, or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the LIRNs or any member of the public regarding the advisability of investing in securities generally or in the LIRNs particularly or the ability of the Index to track general stock market performance. S&P’s only relationship to MLPF&S and to us (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks and trade names of S&P and of the Index which is determined, composed, and calculated by S&P without regard to MLPF&S, us or the LIRNs. S&P has no obligation to take the needs of MLPF&S, our needs or the needs of the holders of the LIRNs into consideration in determining, composing, or calculating the Index. S&P is not responsible for and has not participated in the determination of the timing of the sale of the LIRNs, prices at which the LIRNs are to initially be sold, or quantities of the LIRNs to be issued or in the determination or calculation of the equation by which the LIRNs are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing, or trading of the LIRNs.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED IN THE INDEX. S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS IN THE INDEX. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MLPF&S, US, HOLDERS OF THE LIRNS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED IN THE INDEX IN CONNECTION WITH THE RIGHTS LICENSED UNDER THE LICENSE AGREEMENT DESCRIBED IN THIS TERM SHEET OR FOR ANY OTHER USE. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED IN THE INDEX. WITHOUT LIMITING ANY OF THE ABOVE INFORMATION, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS, EVEN IF NOTIFIED OF THE POSSIBILITY OF THESE DAMAGES.”

Capped Leverage Index Return Notes®

Capped Leveraged Index Return Notes®
Linked to the S&P 500® Index, due August 30, 2013

Certain U.S. Federal Income Taxation Considerations

Some of the tax consequences of your investment in the LIRNs are summarized below. The discussion below supplements the discussion under “U.S. Federal Income Tax Summary” beginning on page S-32 of product supplement LIRN-3. As described in product supplement LIRN-3, this section applies to you only if you hold your LIRNs as capital assets for tax purposes, and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in product supplement LIRN-3.  In addition this section does not apply to you if you are not a U.S. holder (as defined on page S-33 of product supplement LIRN-3).  Other U.S. federal income tax consequences to a person other than a U.S. holder of investing in the LIRNs are discussed under the heading “U.S. Federal Income Tax Summary – Non-U.S. Holders” on page S-36 of product supplement LIRN-3.

The United States federal income tax consequences of your investment in the LIRNs are uncertain and the Internal Revenue Service could assert that the LIRNs should be taxed in a manner that is different than described below.  By purchasing an LIRN, you agree with us, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your LIRN for U.S. federal income tax purposes as a pre-paid derivative contract with respect to the Index.  If your LIRNs are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your LIRNs in an amount equal to the difference between the amount you receive at such time and the amount you paid for your LIRNs.  Such gain or loss should generally be long term capital gain or loss if you have held your LIRNs for more than one year.

In the opinion of our special U.S. tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat the LIRNs in the manner described above.

The Internal Revenue Service released a notice that may affect the taxation of holders of the LIRNs. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether a holder of an instrument such as the LIRNs should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, if issued, holders of such instruments will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. We intend to treat the LIRNs for U.S. federal income tax purposes in accordance with the treatment described in this section unless and until such time as the Internal Revenue Service and Treasury Department determine that some other treatment is more appropriate. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

For a further discussion of the tax treatment of your LIRNs as well as other possible alternative characterizations, please see the discussion under the heading “U.S. Federal Income Tax Summary” beginning on page S-32 of product supplement LIRN-3.  You should consult your tax advisor as to the possible alternative treatments in respect of the LIRNs.  For additional, important considerations related to tax risks associated with investing in the LIRNs, you should also examine the discussion in “Risk Factors—General Risks Relating to LIRNs—Significant Aspects of the Tax Treatment of the LIRNs are Uncertain” beginning on page S-14 of product supplement LIRN-3.

Certain Canadian Federal Income Taxation Considerations

In the opinion of Norton Rose OR LLP, our Canadian tax counsel, interest on a LIRN (including amounts deemed for purposes of the Income Tax Act (Canada) (“ITA”) to be interest, such as any amount paid at maturity in excess of the amount paid for the LIRN) that is paid or credited, or deemed for purposes of the ITA to be paid or credited, to a Non-resident Holder (as that term is defined in the section entitled “Tax Consequences – Canadian Taxation” in the accompanying prospectus) will not be subject to Canadian non-resident withholding tax provided the Index is not a proxy for the profit of Royal Bank of Canada, as described in and subject to the qualifications set out in the section entitled “Tax Consequences – Canadian Taxation” in the accompanying prospectus.

For a further discussion of the material Canadian federal income tax consequences relating to an investment in the LIRNs, please see the section entitled “Canadian Federal Income Tax Summary” in the product supplement dated August 9, 2011, the section entitled “Certain Income Tax Consequences” in the prospectus supplement dated January 28, 2011, and the section entitled “Tax Consequences” in the prospectus dated January 28, 2011.

Capped Leverage Index Return Notes®

Capped Leveraged Index Return Notes®
Linked to the S&P 500® Index, due August 30, 2013

Additional Terms

You should read this term sheet, together with the documents listed below, which together contain the terms of the LIRNs and supersede all prior or contemporaneous oral statements as well as any other written materials.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet.  The LIRNs involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the LIRNs.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement LIRN-3 dated August 9, 2011: http://www.sec.gov/Archives/edgar/data/1000275/000121465911002583/s88110424b5.htm

▪	Series E MTN prospectus supplement dated January 28, 2011: http://www.sec.gov/Archives/edgar/data/1000275/000121465911000311/m127114424b3.htm

▪	Prospectus dated January 28, 2011: http://www.sec.gov/Archives/edgar/data/1000275/000121465911000309/f127115424b3.htm

Our Central Index Key, or CIK, on the SEC Website is 1000275.

The terms appearing under the captions “Summary—Terms of the LIRNs” (other than the item captioned “Term” therein) and “Summary—Redemption Amount Determination” on page TS-2 above, the pricing date, settlement date and maturity date appearing on the cover page above and the applicable terms included in the documents listed under “Additional Terms” above are incorporated into the master global security that represents the LIRNs and is held by The Depository Trust Company.

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering.  You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov.  Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you the Note Prospectus if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Market-Linked Investments Classification

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics.  The following description is meant solely for informational purposes and is not intended to fully describe any particular Market-Linked Investment nor guarantee any particular performance.

The LIRNs are an “Enhanced Return” Market-Linked Investment having the terms and investment risks and considerations described elsewhere in this term sheet.  MLPF&S generally categorizes Enhanced Return Market-Linked Investments as short- to medium-term investments that may offer you the potential to receive better than market returns on the performance of the underlying asset.  In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept market downside risk and capped upside potential.  As these investments do not assure full, or any repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

 “Leveraged Index Return Notes®” and “LIRNs®” are registered service marks of Bank of America Corporation, the parent corporation of MLPF&S.

Capped Leverage Index Return Notes®